LIAM GALIN STEPPING DOWN FROM POSITION AS RiT CEO;
DORON ZINGER TO TAKE THE HELM

Tel-Aviv, April 20, 2005— The Board of Directors of RiT Technologies LTD. (Nasdaq: RITT) today announced that Liam Galin, the Company President and CEO since 2000, is stepping down from his position effective May 31st, and that it has appointed Doron Zinger, a seasoned professional with a two-decade track record of successfully building and managing high-tech companies, to become RiT’s new President and CEO.

“We would like to express our thanks to Liam, whose leadership made it possible for RiT to emerge from the ‘post-bubble’ period strong, profitable and positioned for accelerated growth,” said Mr. Yehuda Zisapel, RiT’s Chairman of the Board. “The strategies that Liam executed during his tenure enabled the Company to build its future, develop visionary products, build strategic relationships, and win major customer accounts, while at the same time streamlining operations and securing the Company’s financial platform. We wish Liam well in his future endeavors and are pleased that he has agreed to continue making a contribution as a member of the Board of Directors.”

Mr. Zisapel continued, “At the same time, we are excited to welcome Doron Zinger to lead the next phase of RiT’s development. Doron’s vast experience in building and managing all aspects of high-tech technology companies, including his intimate knowledge of global telecommunications markets, will be invaluable in helping RiT achieve the full potential of its pioneering Carrier and Enterprise products.”

Doron Zinger comes to RiT with a successful 25-year track record of building and managing Israeli high-tech companies. From 1980-1997, he served in a variety of positions at ECI Telecom (Nasdaq: ECIL), Israel’s largest telecommunications equipment company, rising in 1993 to become the head of its DCME business unit and in 1995 to become its Senior VP and Chief Operating Officer responsible for more than 2,000 employees. From 1997-2000, Mr. Zinger served as CEO of the pioneering VoIP company VocalTec (Nasdaq: VOCL), a period during which it secured a $48 million investment from Duetsche Telekom and made a $32 million strategic procurement. Since 2000, Mr. Zinger has served as a consultant to a number of Israeli high-tech companies and venture capital firms, both through his own consulting firm and as a partner in TGM, a Hong-Kong based business development consultancy.

Mr. Zinger commented, “With a solid business foundation, including exceptional products that address painful market needs, an impressive installed base, a promising pipeline and a great team, RiT is poised for accelerated growth in both Carrier and Enterprise markets. I am excited to join the Company and confident in our ability to take RiT to the next level, generating significant value for our shareholders and the entire RiT family.”

About RiT Technologies

RiT is a leading provider of physical network infrastructure control and management solutions. Deployed in the networks of many of the world's largest carriers and enterprises, its pioneering, fast-ROI products have proven their ability to simplify service deployment and provisioning, enhance troubleshooting accuracy, reduce infrastructure maintenance costs, enhance physical layer security and enable cost-effective service qualification and verification.

RiT is a member of the RAD group, a world leader in communications solutions. For more information, please visit our website: www.rittech.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risk detailed from time to time in the Company’s filings with the Securities Exchange Commission.

COMPANY

Simona Green

CONTACT:

VP Finance

+972-3-766-4249

simonag@rit.co.il